UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 3, 2012

THE PANTRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-25813	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

305 Gregson Drive Cary, North Carolina	27511
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 774-6700

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

8.375% Senior Unsecured Notes due 2020

On August 3, 2012, The Pantry, Inc. (the “Company”) completed a private placement of $250 million aggregate principal amount of 8.375% senior unsecured notes due 2020 (the “Notes”). The Notes are governed by an Indenture, dated as of August 3, 2012 (the “Indenture”), among the Company and U.S. Bank National Association, as trustee. The Notes will be guaranteed on a senior unsecured basis by each of the Company’s existing and future material domestic subsidiaries. As of August 3, 2012, the Company had no material domestic subsidiaries that guarantee the Notes. The Notes were sold in a private offering to the initial purchasers (the “Initial Purchasers”) for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons outside the United States under Regulation S under the Securities Act. The Notes have not been registered under the Securities Act or the securities laws of any other jurisdiction. Unless they are registered, the Notes may be offered only in transactions that are exempt from registration under the Securities Act or the securities laws of any other jurisdiction.

Interest on the Notes accrues from August 3, 2012 and is payable semiannually in cash in arrears on February 1 and August 1 of each year, commencing on February 1, 2013. The Notes are the Company’s senior unsecured obligations. They rank equally to all of the Company’s other unsecured and unsubordinated indebtedness, but are effectively junior to all of the Company’s secured indebtedness, to the extent of the value of the assets securing that indebtedness. The Notes also effectively rank junior to all liabilities of the Company’s subsidiaries that do not guarantee the Notes.

At any time prior to August 1, 2016, the Company may redeem some or all of the Notes at a price equal to 100% of the principal amount of the Notes, plus an applicable “make-whole” premium and accrued and unpaid interest, if any, to the redemption date.

On or after August 1, 2016, the Company may redeem all or a part of the Notes at a redemption price of 104.188% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the applicable redemption date. The redemption price will decline each year after 2016, to 100% of the principal amount beginning August 1, 2018.

In addition, at any time prior to August 1, 2015, the Company may redeem up to 35% of the aggregate principal amount of the Notes with the net cash proceeds of certain equity offerings at a redemption price of 108.375% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the redemption date.

If a Change of Control (as defined in the Indenture) of the Company occurs, it must give holders of the Notes an opportunity to sell their Notes to the Company at a purchase price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, if any, to the purchase date, subject to certain conditions.

If the Company makes certain asset sales and does not reinvest the proceeds thereof or use such proceeds to repay certain debt, the Company will be required to use the proceeds of such asset sales to make an offer to purchase the Notes at 100% of their principal amount, together with accrued and unpaid interest and additional interest, if any, to the date of purchase.

The Indenture contains covenants that, subject to certain qualifications and exceptions, restrict the Company’s ability and the ability of certain of its subsidiaries to, among other things:

•	incur additional indebtedness;

•	create liens;

•	pay dividends or make distributions in respect of capital stock;

•	purchase or redeem capital stock;

•	make investments or certain other restricted payments;

•	sell assets;

•	enter into transactions with stockholders or affiliates; or

•	effect a consolidation or merger.

The Indenture contains specified events of default including, but not limited to, payment defaults, defaults in other agreements, breach of certain covenants, and certain events of bankruptcy or insolvency. In the case of an event of default for bankruptcy or insolvency, all outstanding Notes will become due and payable immediately without further action or notice. If any other event of default occurs and is continuing, the trustee or the holders of at least 25% of the outstanding Notes may declare all the Notes to be due and payable immediately.

In connection with the sale of the Notes, the Company entered into a registration rights agreement, dated August 3, 2012 (the “Registration Rights Agreement”), with the Initial Purchasers. Under the Registration Rights Agreement, the Company agreed to register notes having substantially identical terms as the Notes with the U.S. Securities and Exchange Commission as part of an offer to exchange freely tradable exchange notes for the Notes. The Company will use its reasonable best efforts to have the exchange offer registration statement declared effective on or prior to the date that is 270 days after the issue date of the Notes. Under certain circumstances, the Company will be required to file a shelf registration statement for the resale of the Notes and use its reasonable best efforts to have the shelf registration statement declared effective within a specified time period.

New Credit Facility

On August 3, 2012, the Company entered into the Fourth Amended and Restated Credit Agreement with Wells Fargo Bank, National Association, as administrative agent, and the other agents and lenders party thereto. The agreement provides for:

•

a new five-year senior secured revolving credit facility in an aggregate principal amount of $225.0 million (the “Revolving Credit Facility”), the proceeds of which are expected to be used for working capital and general corporate purposes, and includes a $160.0 million subfacility for standby letters of credit and a $20.0 million subfacility for swingline loans, each on customary terms and conditions; and

•

a new seven-year senior secured term loan B facility in an aggregate principal amount of $255.0 million (the “Term Loan Facility” and together with the Revolving Credit Facility, the “New Credit Facility”).

In addition, the New Credit Facility provides for the ability to incur additional term loans (“Incremental Term Loans”) and/or increases in the Revolving Credit Facility (“Revolving Facility Increases”) in an aggregate principal amount of up to $200 million with lenders that are prepared to provide such financing, provided that (a) the aggregate principal amount for all Revolving Facility Increases does not exceed $100 million, (b) after giving effect to the incurrence of such Incremental Term Loan or Revolving Facility Increase, (i) the senior secured leverage ratio is less than 3.50 to 1.00 and (ii) the Company is in pro forma compliance with all financial covenants set forth in the credit agreement and (c) certain other customary terms and conditions are satisfied. The interest rate on any Incremental Term Loans will be agreed upon with such lenders at the time the Company enters into them. If the total yield on an Incremental Term Loan would exceed the applicable current yield for the Term Loan Facility by more than 0.50%, the applicable margin for the Term Loan Facility (including any prior Incremental Term Loans) will be automatically increased to an amount necessary to ensure that the total yield on such facilities is not more than 0.50% lower than the total yield on the new Incremental Term Loans. The lenders under the New Credit Facility are not under any obligation to provide any Incremental Term Loans or Revolving Facility Increases.

Interest

Loans (other than swingline loans) under the New Credit Facility bear interest at the “Base Rate” (the highest of (a) Federal funds effective rate plus 0.5%, (b) the prime commercial lending rate of the administrative agent and (c) the daily LIBOR for a one month interest period plus 1.00%) or LIBOR, plus in each case the applicable interest margin, which will vary based on the Company’s total leverage ratio. A commitment fee of 0.50% per annum will accrue on the unused amounts of the commitments under the Revolving Credit Facility.

Guarantees

The New Credit Facility is to be guaranteed by all of the Company’s existing and future material domestic subsidiaries. As of August 3, 2012, the Company had no material domestic subsidiaries that guarantee the New Credit Facility.

Security Interest

Pursuant to the Fourth Amended and Restated Pledge Agreement (the “Pledge Agreement”) and the Fourth Amended and Restated Security Agreement (the “Security Agreement”), each by and among the Company and Wells Fargo Bank, National Association, as administrative agent and dated as of August 3, 2012, the New Credit Facility is secured by a valid and perfected first priority security interest in (a) all present and future equity interests owned by the Company and the guarantors of the New Credit Facility (collectively, the “Loan Parties”), subject to certain exceptions and legal and tax considerations and requirements, including that only 65% of the voting stock of all present and future first-tier foreign subsidiaries of the Loan Parties will be required to be pledged, (b) substantially all of the tangible and intangible personal property and owned real property interests of the Loan Parties and (c) all products, profits and proceeds of the foregoing.

Amortization

The Term Loan Facility amortizes in equal quarterly installments in an aggregate annual amount equal to 1.0% of the original principal amount of the Term Loan Facility with the remainder due on the maturity date of the Term Loan Facility.

Mandatory and Optional Prepayments

Borrowings under the New Credit Facility are required to be prepaid with: (a) 100% of the net cash proceeds of the issuance or incurrence of debt by the Company or any of its subsidiaries, subject to certain exceptions; (b) 100% of the net cash proceeds of all asset sales, insurance and condemnation recoveries and other asset dispositions by the Company or any of its subsidiaries, subject to baskets, reinvestment provisions and certain other exceptions; and (c) to the extent the total leverage ratio is greater than 3.50 to 1.00 at the end of any fiscal year beginning with fiscal year 2013, the lesser of (i) 50% of excess cash flow during such fiscal year minus any voluntary prepayments of the Term Loan Facility and the Notes or (ii) the amount of prepayment necessary to lower the total leverage ratio to 3.50 to 1.00, after giving pro forma effect to such prepayment. All such mandatory prepayments will be applied first, to prepay outstanding loans under the Term Loan Facility and any Incremental Term Loans on a pro rata basis and second, to prepay outstanding loans under the Revolving Credit Facility (without a permanent reduction in the aggregate commitment under the Revolving Credit Facility).

Loans under the New Credit Facility may be prepaid and unused commitments under the Revolving Credit Facility may be reduced at any time, in whole or in part, at the Company’s option, upon notice and in minimum principal amounts and in multiples specified in the New Credit Facility; provided that prepayments made on or prior to August 3, 2013 for the purpose of repricing or effectively repricing the Term Loan Facility must include a 1.0% prepayment premium; provided, further, that voluntary prepayments of loans bearing interest at LIBOR on a date other than the last day of the relevant interest period will be subject to the payment of customary breakage costs. Any optional prepayment of the Term Loan Facility will be applied as directed by the Company.

Covenants

The negative covenants under the New Credit Facility include, without limitation, the following: indebtedness; liens and related matters; investments, joint ventures; contingent obligations; restricted payments

(with a basket for the prepayment of all or a portion of the outstanding principal amount owing with respect to the 3.00% Senior Subordinated Convertible Notes due 2012, subject to a minimum liquidity amount, maximum leverage ratio); restrictions on fundamental changes, asset sales and acquisitions; sales and leasebacks; sale or discount of receivables; transactions with shareholders and affiliates; disposal of subsidiary capital stock, formation of new subsidiaries; conduct of business; restrictions on certain amendments, senior debt status; fiscal year, state of organization, accounting practices; and management fees.

The financial covenants under the New Credit Facility include the following: (a) maximum ratio of debt (net of cash and cash equivalents in excess of $40 million) plus eight times rent expenses to EBITDAR (which represents EBITDA plus rental expenses for lease finance obligations); (b) minimum interest coverage ratio; and (c) maximum consolidated capital expenditures. The financial covenants apply to the Company and its subsidiaries on a consolidated basis.

Events of Default

The events of default under the New Credit Facility include, without limitation, the following: payment default; defaults in other agreements; breach of certain covenants; breach of representation and warranty; other defaults under credit documents; involuntary bankruptcy, appointment of receiver, and similar events; voluntary bankruptcy, appointment of receiver, and similar events; judgments and attachments; dissolutions; employee benefit plans; change of control; invalidity of guaranty, failure of security, and repudiation of credit party obligations; seniority of credit party obligations; and uninsured loss.

If an event of default occurs, the lenders under the New Credit Facility would be entitled to take various enforcement actions, including termination of commitments, acceleration of amounts due under the New Credit Facility and all other actions permitted to be taken by the lenders under the New Credit Facility and applicable law.

Existing Senior Note Supplemental Indenture

On August 3, 2012, the Company announced that, in connection with the previously announced cash tender offer and consent solicitation for any and all of the Company’s outstanding 7.75% senior subordinated notes due 2014 (the “Existing Notes”), pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement (the “Offer to Purchase”) and a related Letter of Transmittal, each dated as of July 20, 2012, the Company has received the requisite consents to adopt proposed amendments to the indenture governing the Existing Notes (the “Existing Note Indenture”) that, among other things, eliminate most of the Existing Note Indenture’s restrictive covenants and amend certain other provisions contained in the Existing Note Indenture.

As of 5:00 p.m., New York City time, on August 2, 2012, (the “Early Tender Deadline”), the holders of $199,856,000 of the Existing Notes, representing approximately 90.2% of the Existing Notes, had tendered their Existing Notes in the tender offer and consented to the proposed amendments to the Existing Note Indenture.

Upon receiving the requisite consents, the Company and U.S. Bank National Association, as trustee, executed a supplemental indenture (the “Supplemental Indenture”) with respect to the Existing Note Indenture implementing the proposed amendments described above. The Supplemental Indenture became effective upon execution, and the amendments to the Existing Note Indenture became operative on August 3, 2012 upon acceptance of and payment for the tendered Existing Notes by the Company pursuant to the terms and conditions described in the Offer to Purchase.

The tender offer is scheduled to expire at 11:59 p.m., New York City time, on August 16, 2012, unless extended by the Company (the “Expiration Date”). Payment for any additional Existing Notes validly tendered and not validly withdrawn at or prior to the Expiration Date will occur promptly after the Expiration Date.

The foregoing descriptions of the Indenture, the Notes, the Supplemental Indenture, the Registration Rights Agreement, the Fourth Amended and Restated Credit Agreement, the Pledge Agreement and the Security Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Indenture, the Form of Note, the Supplemental Indenture, the Registration Rights Agreement, the Fourth Amended and Restated Credit Agreement, the Pledge Agreement and the Security Agreement, which are filed as Exhibits 4.1, 4.2, 4.3, 10.1, 10.2, 10.3, and 10.4 hereto, respectively, and are incorporated by reference herein.

Redemption of Outstanding Existing Notes

On August 3, 2012, the Company issued a notice of redemption to holders of its Existing Notes (i) that were not tendered and remain outstanding following the Company’s initial acceptance of and payments for Existing Notes tendered in the tender offer prior to the Early Tender Deadline and are not tendered and remain outstanding following the Company’s final acceptance of and payments for additional Existing Notes, if any, tendered in the tender offer prior to the Expiration Date and (ii) that remain outstanding on September 4, 2012 (the “Redemption Date” and such Existing Notes to be redeemed, the “Outstanding Existing Notes”). The maximum amount of Outstanding Existing Notes that could be subject to redemption, assuming no additional Existing Notes are tendered in the tender offer prior to the Expiration Date is $21,724,000 . The Outstanding Existing Notes will be redeemed at a redemption price of 100.00% of the principal amount thereof plus accrued and unpaid interest to, but not including, the Redemption Date in accordance with the provisions of the Existing Note Indenture.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The applicable information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.03.

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

The applicable information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 2.04.

Item 3.03	Material Modification to Rights of Security Holders.

The applicable information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in this Item 3.03.

Item 8.01	Other Events.

On August 3, 2012, the Company issued a press release announcing the closing of its refinancing transactions.

Also on August 3, 2012, the Company issued a press release announcing the early settlement of the tender offer and consent solicitation and the Company’s receipt of the requisite consents pursuant to the tender offer and consent solicitation.

Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

4.1	Indenture dated August 3, 2012 between The Pantry and U.S. Bank National Association, as Trustee, with respect to the 8.375% Senior Notes due 2020

4.2	Form of 8.375% Senior Note due 2020 (included in Exhibit 4.1)

4.3	Supplemental Indenture dated August 3, 2012 among The Pantry and U.S. Bank National Association, as Trustee, with respect to the 7.75% Senior Subordinated Notes due 2014

10.1	Registration Rights Agreement dated August 3, 2012 among The Pantry and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC as Representatives of the Initial Purchasers

10.2	Fourth Amended and Restated Credit Agreement dated as of August 3, 2012 among The Pantry, certain domestic subsidiaries of The Pantry from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC, BMO Capital Markets, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, and SunTrust Robinson Humphrey, Inc., as joint lead arrangers and joint bookrunners, Royal Bank of Canada as syndication agent, Bank of America, N.A., BMO Harris Financing, Inc., Cooperative Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch and SunTrust Bank, as co-documentation agents, and the several other banks and financial institutions signatory thereto

10.3	Fourth Amended and Restated Pledge Agreement dated as of August 3, 2012 by and among The Pantry, certain domestic subsidiaries of The Pantry from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent

10.4	Fourth Amended and Restated Security Agreement dated as of August 3, 2012 by and among The Pantry, certain domestic subsidiaries of The Pantry from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent

99.1	Press release dated August 3, 2012 regarding refinancing transactions

99.2	Press release dated August 3, 2012 regarding tender offer

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE PANTRY, INC.

By:	/s/ Thomas D. Carney
Thomas D. Carney Senior Vice President, General Counsel and Secretary

Date: August 3, 2012

EXHIBIT INDEX

Exhibit No.	Description

4.1	Indenture dated August 3, 2012 between The Pantry and U.S. Bank National Association, as Trustee, with respect to the 8.375% Senior Notes due 2020

4.2	Form of 8.375% Senior Note due 2020 (included in Exhibit 4.1)

4.3	Supplemental Indenture dated August 3, 2012 among The Pantry and U.S. Bank National Association, as Trustee, with respect to the 7.75% Senior Subordinated Notes due 2014

10.1	Registration Rights Agreement dated August 3, 2012 among The Pantry and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC as Representatives of the Initial Purchasers

10.2	Fourth Amended and Restated Credit Agreement dated as of August 3, 2012 among The Pantry, certain domestic subsidiaries of The Pantry from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, Wells Fargo Securities, LLC, BMO Capital Markets, Merrill Lynch, Pierce, Fenner & Smith Incorporated, RBC Capital Markets, LLC, and SunTrust Robinson Humphrey, Inc., as joint lead arrangers and joint bookrunners, Royal Bank of Canada as syndication agent, Bank of America, N.A., BMO Harris Financing, Inc., Cooperative Centrale Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland,” New York Branch and SunTrust Bank, as co-documentation agents, and the several other banks and financial institutions signatory thereto

10.3	Fourth Amended and Restated Pledge Agreement dated as of August 3, 2012 by and among The Pantry, certain domestic subsidiaries of The Pantry from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent

10.4	Fourth Amended and Restated Security Agreement dated as of August 3, 2012 by and among The Pantry, certain domestic subsidiaries of The Pantry from time to time party thereto, and Wells Fargo Bank, National Association, as administrative agent

99.1	Press release dated August 3, 2012 regarding refinancing transactions

99.2	Press release dated August 3, 2012 regarding tender offer